EXHIBIT 99.1

HomeTrust Bancshares Announces Retirement of F. Edward Broadwell, Jr. from Board of Directors

ASHEVILLE, NC, November 24, 2014 – The Board of Directors of HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank, N.A. (the “Bank”), announced today that F. Edward Broadwell, Jr. retired as a member of the Board of Directors of HomeTrust Bancshares and HomeTrust Bank effective with the Annual Shareholder’s Meeting that was held on Monday, November 24, 2014.  Effective December 15, 2013, Mr. Broadwell retired as Chairman and Chief Executive Officer of the Company and the Bank.

Vice Chairman and Lead Director Larry McDevitt said, “We are extremely grateful to Ed Broadwell for the many years of dedicated service and outstanding leadership he has provided to HomeTrust. The Bank has grown tremendously in many ways under his watch, which has spanned nearly half a century."

Mr. Broadwell joined the Bank (formerly Clyde Savings Bank) in 1965 as President and Chief Executive Officer and as a director. He has served as Chairman of the Board from 2002 to 2013. In addition, Mr. Broadwell has served as Chairman and Chief Executive Officer of the Company since its inception in connection with the Bank's July 2012 mutual-to-stock conversion until his retirement in December 2013.  Under his forty-nine years of leadership, the Bank has accomplished many significant milestones:

•	Grown from six to over 515 engaged, dedicated employees
•	Grown from one banking office in one county to 45 locations in four states
•	Grown from $10 million in assets to $2.2 billion in assets
•	Increased capital from $500,000 to $378,000,000

Throughout his career, Mr. Broadwell has served on the boards of numerous industry associations including America's Community Bankers, the American Bankers Association, and Chairman of the NC Bankers' Association. He has also served on the Federal Reserve Board's Thrift Institutions Advisory Council from 2008 to 2010 and served as its President in 2010. He has served on the Board of the Federal Home Loan Bank of Atlanta and on the Federal Reserve Bank of Richmond's Community Depository Institution Advisory Council. In addition, Mr. Broadwell has served on the boards of numerous community organizations and has held several board positions with the University of North Carolina system, including its Board of Governors from 1995 to 2007 and the UNC-Chapel Hill Board of Visitors from 1992 to 1996 and currently serves on the Board of Trustees of Western Carolina University.

Mr. Broadwell said: "Looking back over the growth of HomeTrust, I’m so proud of our hometown bankers who continue to work hard every day to help our customers and make a positive impact in our communities.  HomeTrust Bank has always been a trusted community partner and I’m confident that our bankers will continue to uphold this HomeTrust core value and way of doing business.”

Dana L. Stonestreet, Chairman, President and CEO said, “Working with Ed Broadwell for the past twenty-five years and having the opportunity to carry forth and build upon his legacy has truly been the highlight of my banking career.  He has served as a mentor, while also leading by example, in business and in the way he lives his personal life. He will continue to be an inspiration for me in my leadership role for the Bank.”

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, N.A. As of September 30, 2014, the Company had assets of $2.21 billion. The Bank, founded in 1926, is a nationally chartered, community-focused financial institution committed to providing value added community banking through its 45 locations in North Carolina (including the Asheville metropolitan area, the “Piedmont” region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 7th largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our recent acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939